Exhibit 10.34

AUTOZONE, INC.

AMENDMENT NO. 1 TO

2020 OMNIBUS INCENTIVE AWARD PLAN

This Amendment No. 1 to the AutoZone, Inc. (the “Company”) 2020 Omnibus Incentive Award Plan (the “Amendment”), hereby amends the Company’s 2020 Omnibus Incentive Award Plan (the “Plan”) as provided below.

1.Amendment.  Article 4 of the Plan is hereby amended by adding Section 4.8 as follows:

4.8 Minimum Vesting Period.  Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested Cash-Based Awards and (iii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that, the Administrator may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the Share Limit (subject to adjustment under Section 13.2); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability or a Change in Control, in the terms of the Award or otherwise.

2.Miscellaneous.  Except as amended by this Amendment, the Plan shall remain in full force and effect. Capitalized terms used herein but not defined shall have the meaning set forth in the Plan.